Exhibit 99.1
PowerSecure to Participate in the JMP Securities Research Conference and the Craig-Hallum
Institutional Investor Conference
Wake Forest, N.C. – May 15, 2008 – PowerSecure International, Inc. (Nasdaq: POWR) will present at the JMP Securities Research Conference on Wednesday, May 21, 2008, at 8:30 a.m. PDT/11:30 a.m. EDT, at The Ritz-Carlton, San Francisco, CA. The Company will discuss the Company’s business operations and prospects for the future. The slide presentation and a link to an audio webcast of the event will be available beginning May 20, 2008, on the Investor Relations section of the Company’s web site at www.powersecure.com.
The Company will also participate in the Craig-Hallum Institutional Investor Conference on May 20, 2008 at the Radisson Plaza Hotel, Minneapolis, MN. Consistent with the format of this conference, the Company will not make a formal presentation, but will be available to investors who would like to learn more about the Company. The materials utilized for this event will be the same as the materials used for the JMP Conference presentation discussed above, and as such, will also be available by accessing the Investor Relations section of the Company’s web site beginning May 20, 2008.
About PowerSecure
PowerSecure International, Inc. is a leading provider of energy management and conservation solutions to utilities and their commercial, institutional, and industrial customers. PowerSecure is a pioneer in developing utility partnerships that provide utilities with dedicated electric power generation assets, and customers with the most dependable standby power in the industry. The Company also provides utilities with regulatory consulting, energy system engineering and construction, and energy conservation services. Additional information is available at www.powersecure.com.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760
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